VACATIONS.COM

North America's Largest Vacation Selling Network

February 9, 2000


Teri Nadler
Vista Vacations International
5653 NW 29th Street

Margate, FL 33063

Dear Teri:

We congratulate you for a year of hard work and dedication! Vacation.com is proud to include you among our elite group of success-oriented agencies and is pleased to renew your membership!

Renewing is simple and seamless:

         Complete the enclosed APPLICATION in its entirety date and sign.

         Issue a check for the MEMBERSHIP FEE as indicated on the enclosed invoice.

         Mail the APPLICATION and the MEMBERSHIP FEE to Vacation.com today. A return envelope is enclosed for your convenience.

Your agency will continue receiving preferred supplier overrides, plus an arsenal of exclusive offers including upgrades, ship board credits, extra discount certificates, select-sailing exclusive offers and group rates. We look forward to another record-breaking year!


VACATION.COM                                        Member Renewal

                           MEMBERSHIP APPLICATION FORM

Today's date: 2/11/00                 Agency Name: Vista Vacations International

Street Address:     5653 NW 29th Street

City: Margate                       State: Florida              Zip Code: 33063

E-mail address: Terie@flinet.com                     URL Address:

Telephone: 954-975-0898                              Fax: 954-975-8447

List any existing Consortium/Co-op/Franchise Affiliations:   none

CLIA number: 00526993

Date of CLIA Appointment:           11/1/98   Date of IATA Appoiuntment: Pending

Home Office

No. of Years in Business: 1    No. of Employees: 6
                                                No. of Years at this Location: 1

Annual Volume: $1.2 MIL

Name of Owners who are Full-time employees: Teri Nadler, Jean Hickman,
                                            Alicia Torrealba

Percentage of Business: Retail   100%

Description of Agency: "Mostly Independent home based agents

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An agreement is made by and between  Vacation.com,  a corporation  organized and existing under the laws of the State of New York, having as principal place of business in West Islip, New York and the following company thereinafter referred to as travel agent. Vacation.com is engaged in Travel Industry Marketing and has developed and continues to use in connection with its business certain trademarks copyrights proprietary interests service marks and trade names, including the Vacation.com logo to identify the corporation to the public. The parties therefore agree as follows:

1) Vacation.com will not accept any dual affiliation with any other Travel Industry Marketing association: travel consortium or cooperative franchise affiliation, immediate action will be take to remove your agency from Vacation.com'c agency membership. Travel agent hereby agrees to utilize Vacation.com system of Travel Industry Marketing and recognize Vacation.com as the primary consortium/co-op/franchise affiliation with all suppliers.

2) Vacation.com hereby grants the travel agent the right to use certain Vacation.com trademarks owned and used by Vacation.com for as long as a Member is in good standing. Member upon termination of membership, shall be required to cease in the use and return of any and and all Vacation.com identifications, logos, trademarks, materials, information and lists or facsimile thereof Vacation.com reserves the right to require as a condition of the continuation of this agreement, that Member establish or maintain in good standing, appointment in ARC, IATA or CLIA.

         Member agrees that in the event it is also a member of and has override or residual agreements through another travel sales and marketing consortium, co-op, association or entity, Vacation.com will be the marketing affiliation through which overrides will be earned and all such other former agreements will be thereby superseded.

         This agreement supersedes and nullifies and previous Vacation.com membership agreements.

3) Vacation.com agrees to cooperate with and make available tot he travel agent, operating and marketing procedures to assist the travel agent in implementing the Vacatiopn.com system of Travel Industry Marketing. Vacation.com will provide each member with a specific list of suppliers. Vacation.com will provide information on procedures and commissions on a regular basis.

4) Vacation.com shall have the right, upon written notice to travel agent, to terminate this agreement in the event travel agent shall become insolvent, file for bankruptcy, commit acts detrimental tot he travel public or the Vacation.com name and reputation. Vacation.com agrees that it will use its best efforts, subject to compliance with all applicable federal state and local laws, to negotiate with various Preferred Suppliers (hereinafter called "suppliers") of air, land or sea travel, and other services and products for commissions or discounts for members of Vacation.com. In return, Member agrees to use best effort, to promote and sell Vacation.com preferred suppliers. The names of such suppliers shall be provided to the Member by Vacation.com, but the Member shall not be

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         required to act as agent for any  supplier  and shall be  permitted  to negotiate with any supplier with respect to commissions without regard to Vacation.com. Vacation.com will make an effort to correct the condition, but shall not be held liable for default, errors or omissions on the part of the suppliers to perform according to terms of or to renew the supplier contract with Vacation.com. Vacation.com will periodically evaluate Members production with Preferred Suppliers and reserves the right to terminate agreement due to low productivity.

5) Vacation.com shall prepare a schedule of override commissions and pay to travel agent a portion of said override commissions. Override commissions shall be considered as any payments made to Vacation.com or to the travel agent by suppliers of travel service as a result of the Vacation.com efforts and their systems of marketing. The travel agent agrees that Vacation.com may collect override commissions as travel agent's representative. Inclusion in Preferred Supplier override commission programs is at the discretion of individual Preferred Suppliers. Members must be in good standing with Vacation.com to receive such overrides.

6) It is understood by both parties in the relationship that the travel agent is an independent contractor who is not authorized to enter into any contract on behalf of Vacation.com. Neither party shall be obligated for any act or omission of the other, and each shall hold harmless and indemnify the other against any and all claims with respect to the operations of the travel agent and Vacation.com.

7) Membership will be effective on the first day of the following month upon receipt of fees, affiliation letter and at the sole discretion and approval of Vacation.com.

8)       This agreement constitutes the entire agreement between the parties.

9)       This agreement shall be governed by the laws of the State of New York.

In witness whereof the parties hereto have signed this agreement the day and year fiurst written below:

Agency:           Vista Vacation International
Name:             Teri Nadler, Pres.
Date              2/11/00


VACATION.COM

754 Montauk Highway
West Islip, NY 11795

                                             Date: 2/8/00              Inv #438

Bill To

         Teri Nadler
         Vista Vacations International
         5653 NW 29th Street

         Margate, FL 33063

Membership Dues            February 2000 to February 2001          $300.00

Encls.

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